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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of April 20, 2006, by and between COMMUNITY BANK SYSTEM, INC., a Delaware corporation ("CBSI"), ESL ACQUISITION CORP., a New York corporation ("Merger Sub"), and ES&L BANCORP, INC., a New York corporation ("ESLBI").

            WHEREAS, CBSI is a bank holding company, the principal banking subsidiary of which is Community Bank, N.A., a national banking association ("Community Bank");

            WHEREAS, Merger Sub is a newly formed, wholly-owned subsidiary of CBSI;

            WHEREAS, ESLBI is a savings and loan holding company, the principal banking subsidiary of which is Elmira Savings & Loan, F.A., a federal stock savings association ("ES&L");

            WHEREAS, the respective Boards of Directors of CBSI, Merger Sub and ESLBI have each determined that it is in the best interests of their respective shareholders for CBSI to acquire ESLBI through the merger (the "Merger") of Merger Sub with and into ESLBI, and a subsequent merger (the "Short-Form Merger") of the Surviving Corporation (as defined below) with and into CBSI, in each case upon the terms and subject to the conditions set forth herein;

            WHEREAS, immediately following the consummation of the Merger and the Short-Form Merger, ES&L, which shall become a wholly-owned subsidiary of CBSI as a result of the Merger and the Short-Form Merger, shall merge (the "Bank Merger") with and into Community Bank, with Community Bank continuing as the surviving bank, pursuant to a plan of merger (the "Continuing Bank");

            WHEREAS, it is the current intention of CBSI to operate, after the consummation of the Bank Merger, the existing business of ES&L as an additional branch of Community Bank;

            WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of CBSI, Merger Sub and ES&L have each approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Business Corporation Law of the State of New York (the "NYBCL") and upon the terms and conditions set forth herein;

            WHEREAS, upon the consummation and effectiveness of the Merger, all of the issued and outstanding shares of common stock, par value $0.01 per share, of ESLBI ("ESLBI Common Stock"), other than the Dissenting Shares (as defined below), shall be converted into the right to receive cash, without interest, as provided in Article II of this Agreement;

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            WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to CBSI's willingness to enter into this Agreement, all executive officers and directors of ESLBI are entering into a Voting Agreement (collectively, the "Voting Agreements"), substantially in the form attached hereto as Exhibit A;

            WHEREAS, it is the intention of the parties that the Merger be treated, for federal income tax purposes, as an acquisition of all of the outstanding capital stock of ESLBI by CBSI for Merger Consideration (as defined below);

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

            "Agreement" is defined in the preamble hereof.

            "Bank Examinations" is defined in Section 3.30 hereof.

            "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

            "Bank Merger" is defined in the preamble of this Agreement.

            "CBSI" is defined in the preamble of this Agreement.

            "CBSI Common Stock" shall mean common stock, par value $1.00 per share, of CBSI.

            "CBSI Plan" is defined in Section 5.10(a) hereof.

            "CERCLA" is defined in Section 3.20 hereof.

            "Closing Date" shall mean the date specified pursuant to Section 5.9 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Commission" or "SEC" shall mean the Securities and Exchange Commission.

            "Community Bank" is defined in the preamble of this Agreement.

            "Consulting Agreement" is defined in Section 6.1 hereof.

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            "Continuing Bank" is defined in the preamble of this Agreement.

            "CRA" is defined in Section 3.29 hereof.

            "DGCL" is defined in the preamble of this Agreement.

            "Dissenting Shares" is defined in Section 2.4 hereof.

            "Effective Time" is defined in Section 2.1(b) hereof.

            "Employment Agreement" is defined in Section 6.1 hereof.

            "Environmental Law" shall mean any federal, state, local or foreign law (including any common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources or public or employee health and safety, and includes, but not limited to, CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended, the Clean Water Act, 33 U.S.C. Section 2601 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. Section 6901 et seq., as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.
Section 136 et seq., as amended, the Oil Pollution Act of 1990, 33 U.S.C.
Section 2701 et seq., as amended, and the Occupational Safety and Health Act, 29 U.S.C. Section 6901 et seq., as amended.

            "Environmental Costs and Liabilities" shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial activities) arising from or under any Environmental Law or order or contract with any governmental authority or any other Person.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" is defined in Section 3.13(a) hereof.

            "ESLBI" is defined in the preamble of this Agreement.

            "ES&L" is defined in the preamble of this Agreement.

            "ESLBI Common Stock" is defined in the preamble of this Agreement.

            "ESLBI Plan" is defined in Section 3.13(a) hereof.

            "ESLBI Shareholders' Meeting" shall mean the special meeting of the shareholders of ESLBI to be called for the purpose of approving this Agreement and the transactions contemplated thereby.

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            "ESLBI Financial Statements" shall mean (i) the unaudited
consolidated statements of condition of ESLBI as of December 31, 2005 and the related unaudited consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the six months ended December 31, 2005; (ii) the audited consolidated statements of condition of ESLBI as of June 30, 2005 and 2004 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for each of the three years ended June 30, 2005, 2004 and 2003, and
(iii) the consolidated statements of condition of ESLBI and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as of dates or with respect to periods ending subsequent to December 31, 2005.

            "ESOP" is defined in Section 2.2(c) hereof.

            "ESOP Trustee" is defined in Section 2.2(c) hereof.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Exchange Agent" is defined in Section 2.5 hereof.

            "FDIA" shall mean the Federal Deposit Insurance Act.

            "FDIC" shall mean the Federal Deposit Insurance Corporation.

            "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

            "Hazardous Materials" shall mean any petroleum or petroleum products, radioactive materials, asbestos containing materials, radon gas, PCBs and any other hazardous or toxic substance, material or waste which is or becomes regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under any Environmental Law.

            "Indemnified Parties" is defined in Section 5.11(d) hereof.

            "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

            "Interested Party Transactions" is defined in Section 3.25 hereof.

            "IRS" means the Internal Revenue Service.

            "Material Adverse Effect" shall mean, with respect to any party, a material adverse effect on the business, results of operations or financial condition of such party and its

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Subsidiaries, taken as a whole, or a material adverse effect on such party's ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the primary cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities,
(ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) general changes in conditions, including interest rates, in the banking industry or in the global or United States economy or financial markets, with respect to clause (i), (ii) or (iii), to the extent that such a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations, and (iv) any action or omission of the referenced party or any of its Subsidiaries taken with the prior written consent of the other party to this Agreement in contemplation of the Merger.

            "Maximum Amount" is defined in Section 5.10(d)(3) hereof.

            "Merger" is defined in the preamble of this Agreement.

            "Merger Consideration" is defined in Section 2.2(a)(i) hereof.

            "NYBCL" is defined in the preamble of this Agreement.

            "NYSE" shall mean the New York Stock Exchange.

            "OCC" shall mean the Office of the Comptroller of Currency.

            "OTS" shall mean the Office of Thrift Supervision.

            "PBGC" is defined in Section 3.13 hereof.

            "Person" shall mean an individual, corporation, partnership, bank, limited liability company, trust, association, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

            "Previously Disclosed" shall mean disclosed prior to the execution hereof in a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder provided that the relevance of the disclosed information to the representations or warranties in question is reasonably apparent. The inclusion of any matter in such letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement. With respect to CBSI, "Previously Disclosed" shall also mean disclosed or reflected in an SEC Document filed with the SEC subsequent to January 1, 2005 and prior to the date hereof.

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            "Proxy Statement" shall mean the proxy statement, together with any amendments or supplements thereto, and related materials sent to the shareholders of ESLBI to solicit their votes in connection with this Agreement and the Merger.

            "Related Party" is defined in Section 3.25 hereof.

            "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

            "Rights Agreement" shall mean the Rights Agreement, dated as of May 13, 1997, by and between ESLBI (as successor in interest to ES&L Bancorp, Inc., a Delaware corporation) and American Stock Transfer & Trust Company, a New York corporation, as the same may be amended from time to time.

            "SEC" shall mean the Securities and Exchange Commission.

            "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

            "Short-Form Merger" is defined in the preamble of this Agreement.

            "Stock Option" is defined in Section 2.2(b) hereof.

            "Stock Option Plan" is defined in Section 2.2(b) hereof.

            "Superior Proposal" is defined in Section 5.13 hereof.

            "Subsidiary" shall mean with respect to any party, any Person which is consolidated with such party for financial reporting purposes; provided, however, that "Subsidiary" shall not include any subsidiary trust formed for the purpose of issuing trust preferred or similar securities.

            "Surviving Corporation" is defined in Section 2.1(a) hereof.

            "Takeover Laws" is defined in Section 5.12 hereof.

            "Takeover Proposal" is defined in Section 5.13 hereof.

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            "Taxes" shall mean all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers' compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

            "Tax Returns" shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any federal, state, local or foreign government Tax authority, including but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

            "Transaction Documents" shall mean, collectively, the Voting Agreements, the Employment Agreement, the Consulting Agreement, any instruments to effect the Bank Merger and the Short-Form Merger, and certificates and other documents contemplated thereby or by this Agreement.

            "USA Patriot Act" is defined in Section 3.29 hereof.

            "Voting Agreement" is defined in the preamble of this Agreement.

            For purposes of this Agreement, the terms "ESLBI," "ES&L," "CBSI," "Community Bank" and "Subsidiary" include all of the respective predecessors thereof (including without limitation, any previously acquired Person).

                                   ARTICLE II

                                   THE MERGER

            2.1. The Merger.

            (a) At the Effective Time, and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into ESLBI, the separate existence of Merger Sub shall cease and ESLBI shall continue as the surviving corporation and wholly-

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owned subsidiary of CBSI. ESLBI as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

            (b) As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties shall cause the Merger to be consummated by filing articles of merger as contemplated by the NYBCL, together with any required related documents, with the Department of State of the State of New York, in such form as required by, and executed in accordance with, the relevant provisions of the NYBCL (the time of such filing, or the time specified in such filing as the effective time for the Merger, as applicable, being the "Effective Time").

            2.2. Merger Consideration.

            (a) ESLBI Common Stock. At the Effective Time, by virtue of the Merger and without any further action by the parties, each share of ESLBI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.2(d) and Dissenting Shares, if any) shall be cancelled and shall be converted automatically into the right to receive $50.75 in cash, without interest, per share (the "Merger Consideration").

            (b) Stock Options. At the Effective Time, each outstanding option (whether or not such option is then vested or exercisable) to purchase shares of ESLBI Common Stock (a "Stock Option") granted under the ES&L Bancorp, Inc. 2002 Stock Option Plan (the "Stock Option Plan") shall be cancelled and extinguished in consideration and exchange for a cash payment from CBSI equal to the product of (i) the per share difference between the Merger Consideration and the exercise price of such Stock Option, and (ii) the number of shares of ESLBI Common Stock underlying such Stock Option. The cash payment to each holder of the Stock Options shall be subject to all applicable federal and state tax withholding obligations. Prior to the Effective Time, ESLBI shall take all such action as is necessary to terminate the Stock Option Plan and all outstanding Stock Options effective as of the Effective Time, and shall provide written notice to each holder of an outstanding Stock Option of the cancellation thereof and a cash payment in exchange therefor as of the Effective Time, pursuant to this Section 2.2(b).

            (c) Employee Stock Ownership Plan. At the Effective Time, each share of ESLBI Common Stock held by the trustees (the "ESOP Trustees") for the ES&L Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP"), whether or not then allocated to accounts of ESOP participants, shall be cancelled and extinguished in consideration and exchange for the rights to receive the Merger Consideration in accordance with Section 2.2(a).

            (d) Treasury Shares and Shares Held by CBSI. Each share of ESLBI Common Stock held in treasury by ESLBI or owned by any Subsidiary of ESLBI, CBSI or any Subsidiary of CBSI (in each case other than (i) shares held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties, or (ii) shares held by the ESOP Trustees for the purposes of the ESOP) immediately prior

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to the Effective Time shall be cancelled without any consideration and no payment or distribution shall be made with respect thereto.

            (e) Merger Sub Common Stock. Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall remain unchanged and shall constitute the common stock of the Surviving Corporation.

            (f) Adjustments to Merger Consideration. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of ESLBI Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares, in each case by reason of any stock split, recapitalization, or reclassification or other similar change, the Merger Consideration shall be adjusted proportionately.

            2.3. Effect of Merger.

            Upon the Effective Time of the Merger:

            (a) The certificate of incorporation and bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation, in each case until amended in accordance with the NYBCL.

            (b) All respective assets, rights, franchises, and interest of ESLBI and Merger Sub in and to every type of property shall be vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer; and the Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, in the same manner and to the same extent as such rights, franchises and interests were held and enjoyed by ESLBI and Merger Sub immediately prior to the Effective Time.

            (c) The Surviving Corporation shall be liable for all of the liabilities of ESLBI and Merger Sub and shall be bound by and subject to all of the obligations and contracts of ESLBI and Merger Sub. All rights of creditors and obligees and all liens on property of ESLBI and Merger Sub shall be preserved and unimpaired.

            (d) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation.

            2.4. Dissenting Shares. Notwithstanding any other provision contained in this Agreement, no shares of ESLBI Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has properly exercised his or her appraisal rights (such shares being collectively referred to herein as "Dissenting Shares") under the NYBCL shall be converted into the right to receive the Merger Consideration as provided in Section 2.2(a) unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to dissent from the Merger under the NYBCL and to

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receive such consideration as may be determined to be due with respect to such
Dissenting Shares pursuant to and subject to the requirements of the NYBCL. If any holder of Dissenting Shares shall have so failed to perfect or effectively withdrawn or lost such holder's right to dissent from the Merger, each of such holder's shares of ESLBI Common Stock shall thereupon no longer be deemed Dissenting Shares and to have become, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.2(a). ESLBI shall give CBSI (a) prompt notice of any demands for appraisal, attempted withdrawals of such demands and any other instruments received by ESLBI relating to stockholders' rights of appraisal, and (b) the opportunity to direct all negotiations and proceedings with respect to any demands for appraisal under the NYBCL. ESLBI shall not, except with the prior written consent of CBSI, voluntarily make any payment with respect to any demands for appraisal of any capital stock of ESLBI or agree to do so, or offer to settle or settle any such demands or approve any withdrawals of any such demands.

            2.5. Procedure to Exchange Shares.

            (a) Immediately prior to the Effective Time, CBSI shall cause to be deposited with American Stock Transfer & Trust Company or another financial institution experienced in serving as an exchange agent (the "Exchange Agent"), for exchange in accordance with this Article II, cash, by wire transfer of immediately available funds, into which the outstanding shares of ESLBI Common Stock shall be converted pursuant to this Agreement. As soon as reasonably practicable after the Effective Time, CBSI shall use its commercially reasonable efforts to cause the Exchange Agent to mail to all holders of record of ESLBI Common Stock, excluding any holders of Dissenting Shares, letters of transmittal specifying the procedures for delivery of such holders' certificates formerly representing ESLBI Common Stock to the Exchange Agent in exchange for the Merger Consideration payable pursuant to this Article II. As soon as reasonably practicable, after surrender to the Exchange Agent of the certificates of ESLBI Common Stock in accordance with the instructions of the letter of transmittal, CBSI shall cause the Exchange Agent to distribute to each former holder of shares of ESLBI Common Stock a check for the Merger Consideration that such holder is entitled to receive pursuant to this Agreement. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any cash to be received in the Merger. If any certificate surrendered for exchange is to be issued in a name other than that in which the surrendered certificate is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall affix any required stock transfer tax stamps to the certificate or provide funds for their purchase or established to the satisfaction of the Exchange Agent that such taxes are not payable.

            (b) At any time following the expiration of twelve (12) months following the Effective Time, CBSI shall be entitled to direct the Exchange Agent to deliver to it any funds which had been deposited with the Exchange Agent and not disbursed to holders of the ESLBI Common Stock (including, without limitation, all interest and other earnings on such funds), and thereafter such holders shall be entitled to look to CBSI only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of their certificates,

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a letter of transmittal and other related documents to the Exchange Agent or
CBSI, until at such time as such undisbursed cash is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (c) At the Effective Time, the stock transfer books of ESLBI shall be closed and no transfer of ESLBI Common Stock shall thereafter be made or recognized. If, after the Effective Time, certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section.

            (d) In the event any certificate shall have been lost, stolen, destroyed or mutilated, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, destroyed or mutilated and, if required by CBSI, the making of an indemnity agreement in a form reasonably requested by CBSI and/or the posting by such Person of a bond in such amount as CBSI may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen, destroyed or mutilated certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

            (e) None of CBSI, Merger Sub or the Surviving Corporation shall be liable to any holder of shares of ESLBI Common Stock for any dividends or other distributions with respect thereto, or any Merger Consideration payable in respect thereof, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ESLBI

            Except as Previously Disclosed, ESLBI hereby represents and warrants to CBSI and Merger Sub as follows:

            3.1. Capital Structure of ESLBI.

            (a) Capital Stock. The authorized capital stock of ESLBI consists solely of 280,000 shares of preferred stock, par value $0.01 per share (the "ESLBI Preferred Stock"), and 1,667,988 shares of ESLBI Common Stock, of which 767,749 shares of ESLBI Common Stock and no shares of ESLBI Preferred Stock are issued and outstanding. 103,066 shares of ESLBI Common Stock and no shares of ESLBI Preferred Stock are held in treasury. Except as set forth in Section 3.1(b) or (c), there are no outstanding options, warrants, agreements, arrangements, commitments or any similar rights in existence for the purchase of or issuance of, or which encumber in any way, ESLBI Common Stock or any equity interest in any Subsidiary of ESLBI. All outstanding shares of ESLBI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of ESLBI's capital stock has been issued in violation of the preemptive rights of any Person.

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            (b) Stock Options. An aggregate of 58,949 shares of ESLBI Common
Stock were reserved for existing and future grants under the Stock Option Plan, pursuant to which options to purchase a total of 23,750 shares of ESLBI Common Stock are issued and outstanding on the date hereof (of which options to purchase an aggregate of 8,750 shares are currently exercisable). For each outstanding Stock Option, the name of the holder thereof, the grant date, the number of shares of ESLBI Common Stock subject thereto, the exercise price per share and the vesting schedule thereof have been Previously Disclosed.

            (c) ESOP Awards. An aggregate of 1,515 shares of ESLBI Common Stock are held by the ESOP Trustees for the benefit of the ESOP Participants, and such shares are included in the number of issued and outstanding shares of ESLBI Common Stock set forth in the first sentence of Section 3.1(a). All shares of ESLBI Common Stock held by the ESOP Trustees are allocated to the individual ESOP accounts of ESOP participants.

            3.2. Organization, Standing and Authority of ESLBI. Except as set forth in Schedule 3.2, each of ESLBI and its Subsidiaries is a duly organized corporation, validly existing and in good standing under the laws of its incorporation with full corporate power and authority to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as now conducted. Each of ESLBI and its Subsidiaries is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. ESLBI is registered as a savings and loans holding company under the Home Owner's Loan Act. True, correct and complete copies of the articles of incorporation and bylaws of ESLBI and each of its Subsidiaries, as in effect on the date hereof, have previously been furnished to CBSI.

            3.3. Ownership of ESLBI Subsidiaries; Capital Structure of ESLBI Subsidiaries. A true and complete list of all of the Company's Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock owned by ESLBI or another subsidiary of ESLBI, has been Previously Disclosed. Except as Previously Disclosed, ESLBI does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person.

            3.4. Authorized and Effective Agreement.

            (a) ESLBI has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and each such Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of ESLBI, except for the affirmative vote by the holders of two-thirds of all outstanding shares of ESLBI Common Stock entitled to vote thereon, which is the only shareholder vote required to approve the Merger pursuant to ESLBI 's certificate of incorporation and bylaws. The Board of Directors of ESLBI has approved and adopted this Agreement and the Merger, and directed that this Agreement be submitted to ESLBI 's shareholders for approval at a special meeting to be held in accordance with this Agreement. The Board of Directors of ESLBI has unanimously recommended that the shareholders of ESLBI approve this Agreement and the Merger.

            (b) This Agreement and each Transaction Document to which ESLBI is a party have been duly executed and delivered by ESLBI and, assuming the accuracy of the representation contained in Section 4.2(b) hereof, this Agreement constitutes the legal, valid and binding obligations of ESLBI, enforceable against ESLBI in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (c) Neither the execution and delivery by ESLBI of this Agreement or any Transaction Document to which it is a party, nor consummation of the transactions contemplated hereby or thereby, nor compliance by ESLBI with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of ESLBI, (ii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of ESLBI or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which ESLBI or any of its Subsidiaries is a party, or (iii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to ESLBI or any of its Subsidiaries or their respective assets.

            (d) Other than as contemplated by Section 5.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by ESLBI on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, ESLBI is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

            3.5. Regulatory Filings. Each of ESLBI and its Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

            3.6. Financial Statements; Books and Records; Minute Books. ESLBI has previously provided true and complete copies of the ESLBI Financial Statements to CBSI, and ESLBI shall deliver to CBSI promptly upon preparation true and complete copies of any ESLBI Financial Period relating to any period subsequent to December 31, 2005. The ESLBI Financial Statements fairly present, and the ESLBI Financial Statements furnished by ESLBI in respect of any period subsequent to December 31, 2005 will fairly present when so furnished, the consolidated financial position of ESLBI as of the dates indicated and the consolidated income, changes in shareholders' equity and cash flows of ESLBI and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and may not contain certain related notes as may be permitted by the applicable rules promulgated by the SEC. The books and records of ESLBI and each of its Subsidiaries fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of ESLBI and each of its Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

            3.7. Material Adverse Change. ESLBI has not, on a consolidated basis, suffered any change in its financial condition, results of operations, prospects or business since June 30, 2005, which, individually or in the aggregate with any other such changes, could reasonably be expected to constitute a Material Adverse Effect with respect to ESLBI.

            3.8. Absence of Undisclosed Liabilities. Neither ESLBI nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to ESLBI on a consolidated basis, or that, when combined with all similar liabilities, would be material to ESLBI on a consolidated basis, except as disclosed in the consolidated balance sheet at December 31, 2005 included in the ESLBI Financial Statements and except for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005.

            3.9. Absence of Certain Changes. Since December 31, 2005, except as Previously Disclosed, neither ESLBI nor any of its Subsidiaries has:

            (a) suffered any material damage, destruction or loss of physical property or assets (whether or not covered by insurance);

            (b) issued, sold or otherwise disposed of any of its capital stock, except upon exercise of outstanding Stock Options;

            (c) incurred or agreed to incur any material indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice;

            (d) made or obligated itself to make any capital expenditure in excess of $25,000, individually or in the aggregate;

            (e) waived any material right, except in the ordinary course of business consistent with past practice;

            (f) sold, transferred or otherwise disposed of any assets, or canceled, or agreed to cancel, any material debts or claims, in each case, other than in the ordinary course of business consistent with past practice;

            (g) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance any of its material properties or assets, other than in the ordinary course of business;

            (h) declared, set aside or paid any dividend (whether in cash, property or stock) with respect to any of its capital stock, or redeemed, purchased or otherwise acquired any of its capital stock;

            (i) increased the salaries, bonuses or other compensation of any of its directors, officers, employees or agents, or adopted or increased any benefits under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such director, officer, employee or agent;

            (j) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, other than in the ordinary course of business consistent with past practice;

            (k) made any material change in its accounting methods or practices with respect to its financial condition, properties, business or operations;

            (l) repaid any outstanding loans, other than repayments in the ordinary course of business;

            (m) entered into any other material transaction not in the ordinary course of business;

            (n) become aware of the need to make additional specific provisions for reserves for loan losses which would have a Material Adverse Effect on ESLBI;

            (o) hired any new employees;

            (p) entered into any real estate or equipment lease, requiring aggregate rental payments in excess of $25,000; or

            (q) agreed to or otherwise become obligated to do any of the foregoing.

            3.10. Properties. ESLBI and its Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of their properties and assets, real and personal, except (i) liens for Taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business as reflected in the books and records of ESLBI, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and
(iv) dispositions and encumbrances for adequate consideration in the ordinary course of business consistent with past practice. All leases pursuant to which ESLBI or any of its Subsidiaries, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of ESLBI on a consolidated basis are valid and enforceable against the lessor in accordance with their respective terms. All tangible property used in the business of ESLBI is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with ESLBI 's past practices.

            3.11. Loans.

            (a) Each loan reflected as an asset in the ESLBI Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, an such documents comply in all material respects with all applicable laws, rules and regulations, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except that the enforceability thereof may be subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and
(iv) was solicited, originated and existed, and will exist at the Effective Time, in material compliance with all applicable loan policies of ESLBI and ES&L. The information (including electronic information and information contained on tapes and computer disks) with respect to all loans of ES&L and its Subsidiaries furnished to CBSI by ESLBI is, as of the respective dates indicated therein, true and complete in all material respects.

            (b) The allowance for loan losses reflected on the ESLBI Financial Statements, as of their respective dates, is consistent with the requirements of generally accepted accounting principles to provide for reasonably anticipated losses with respect to the loan portfolio of ESLBI and its Subsidiaries based upon information available at the time. ESLBI has made available to CBSI true, correct and complete (to the extent in its possession) information concerning its asset quality, including without limitation, delinquency reports and information concerning non-performing/non-accrual loans and loans classified as substandard or lower.

            3.12. Tax Matters.

            (a) ESLBI and each of its Subsidiaries have timely filed federal income tax returns for each year through June 30, 2005 and has timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to ESLBI or any of its Subsidiaries. All Taxes due by or on behalf of ESLBI or any of its Subsidiaries have been paid or adequate reserves have been established on the ESLBI Financial Statements for the payment of such Taxes. Neither ESLBI nor any of its Subsidiaries will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established.

            (b) All Tax Returns filed by ESLBI and each of its Subsidiaries are complete and accurate in all material respects. Neither ESLBI nor any of its Subsidiaries is delinquent in the payment of any material Tax, and none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. No material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of ESLBI or any of its Subsidiaries has been proposed, asserted or assessed (tentatively or otherwise). There are currently no agreements in effect with respect to ESLBI or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Tax.

            (c) Neither the transactions contemplated hereby nor the termination of the employment of any employees of ESLBI prior to or following consummation of the transactions contemplated hereby will result in ESLBI or any of its Subsidiaries (or any successor thereof) making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

            (d) Neither ESLBI nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

            (e) Except as Previously Disclosed, neither ESLBI nor any of its Subsidiaries is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

            (f) Neither ESLBI nor any of its Subsidiaries has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting ESLBI or any of its Subsidiaries pursuant to
Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of CBSI or any of its Subsidiaries after the Effective Time.

            (g) ES&L has met the New York state thrift tax bad debt reserve 60% qualifying asset test for all prior years and will continue to meet the test through the Closing. ESLBI has not caused ES&L to make a distribution to ESLBI in excess of the current or accumulated earnings and profits of ES&L during 2006 through the Closing Date, nor has it caused ES&L to pay a distribution in redemption of any shares of ES&L in 2006 through the Closing Date. ES&L has not paid any distribution in any prior year in excess of current or accumulated earnings and profits, and has not paid a distribution in redemption of any shares of capital stock of ES&L in any prior years. ES&L met the federal thrift tax bad debt reserve 60% qualifying asset test for all prior years for which the test was relevant for federal income tax purposes.

            3.13. Employee Benefit Plans. (a) Schedule 3.13(a) hereto sets forth a true and complete list of each ESLBI Plan. For purposes of this Section 3.13, the term "ESLBI Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by ESLBI or by any trade or business, whether or not incorporated, that together with ESLBI would be deemed a "single employer" under
Section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director or former employee or former director of ESLBI or any ERISA Affiliate of ESLBI.

            (b) With respect to each of the ESLBI Plans, ESLBI has made available to CBSI true and complete copies of each of the following documents:
(a) the ESLBI Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such ESLBI Plan and all material communications relating to each such ESLBI Plan; and (d) the most recent determination letter received from the IRS with respect to each ESLBI Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory agency or authority relating to each ESLBI Plan.

            (c) No liability under Title IV of ERISA has been incurred by ESLBI or any ERISA Affiliate of ESLBI that has not been satisfied in full, and no condition exists that presents a material risk to ESLBI or any ERISA Affiliate of ESLBI of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

            (d) Neither ESLBI nor, to the knowledge of ESLBI, any ERISA Affiliate of ESLBI, nor any of the ESLBI Plans, nor, to the knowledge of ESLBI, any trust created thereunder, nor any trustee, fiduciary or administrator thereof, nor any party in interest with respect thereto, has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which ESLBI or any ERISA Affiliate of ESLBI could reasonably be expected to, either directly or indirectly, incur any material liability or material cost.

            (e) Full payment has been made, or will be made in accordance with
Section 404(a)(6) of the Code, of all amounts that ESLBI or any ERISA Affiliate of ESLBI is required to pay under Section 412 of the Code or under the terms of the ESLBI Plans.

            (f) The fair market value of the assets held under each ESLBI Plan that is subject to Title IV of ERISA equals or exceeds the actuarial present value of all accrued benefits under each such ESLBI Plan. No ESLBI Plan subject to Section 412 of the Code has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code. No reportable event under Section 4043 of ERISA has occurred with respect to any ESLBI Plan other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.

            (g) None of the ESLBI Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4064(a) of ERISA.

            (h) Except with respect to the ESOP, a favorable determination letter has been issued by the Internal Revenue Service with respect to each of the ESLBI Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and, to the knowledge of ESLBI, no condition exists that could adversely affect the qualified status of any such ESLBI Plan. Each of the ESLBI Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the ESLBI Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

            (i) There are no actions, suits or claims pending, or, to the knowledge of ESLBI, threatened or anticipated (other than routine claims for benefits) against any ESLBI Plan, any ESLBI Plan fiduciary, the assets of any ESLBI Plan or against ESLBI or any ERISA Affiliate of ESLBI with respect to any ESLBI Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any ESLBI Plan or any fiduciary thereof, other than rules of general applicability. There are no pending or, to the knowledge of ESLBI, threatened audits, examinations or investigations by any governmental body, commission or agency involving any ESLBI Plan.

            (j) Except as set forth in Schedule 3.13(j), the consummation of the transactions contemplated by this Agreement will not result in, and is not a precondition to, (i) any current or former employee or director of ESLBI or any ERISA Affiliate of ESLBI becoming entitled to severance pay, unemployment compensation or any similar payment, (ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director, or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

            (k) The ESLBI Plans have been maintained (and all obligations required to be performed have been performed), in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable laws. Participation in each ESLBI Plan has been made available to all individuals who, pursuant to the terms of such ESLBI Plan, are entitled to participate.

            (l) No ESLBI Plan fiduciary has any liability (under ERISA Section 502(l) or otherwise) for breach of fiduciary duty for which ESLBI or any ERISA Affiliate of ESLBI is liable, or for any other failure to act or comply in connection with the administration or investment of the assets of any ESLBI Plan that would cause material liability for which the ESLBI or any ERISA Affiliate of ESLBI is liable. Nothing has occurred, and nothing is anticipated to occur, that would be a breach of fiduciary responsibility by any fiduciary of any ESLBI Plan that would cause material liability for which ESLBI or any ERISA Affiliate of ESLBI is or would be liable.

            (m) None of the ESLBI Plans provides for post-employment welfare benefits other than (i) a governmental plan to which contributions are mandatory, such as Social Security or Medicare, (ii) any ESLBI Plan for which the sole post-employment benefit is required under COBRA or similar laws of any state within the United States, or (iii) where all liabilities under such ESLBI Plan are fully the obligation of an insurer or other person unaffiliated with ESLBI or any Subsidiary or ERISA Affiliate of ESLBI.

            (n) There are no contracts, plans, agreements or arrangements covering any current or former employee, director, contractor or other service provider that, individually or collectively, have resulted in or could give rise to (i) the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code, or (ii) the payment of any excise tax pursuant to Section 409A of the Code.

            (o) Neither ESLBI nor any Subsidiary or ERISA Affiliate of ESLBI, nor the Pension Benefit Guaranty Corporation ("PBGC") has terminated any plan that is subject to Title IV of ERISA, nor has ESLBI, or any Subsidiary or ERISA Affiliate of ESLBI incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to plans that are subject to Title IV of ERISA have been timely paid. No reportable event within the meaning of ERISA
Section 4043 has occurred.

            (p) Except with respect to the ESOP, no stock or other security issued by ESLBI or any of its Subsidiaries or ERISA Affiliates forms or has formed a part of the assets of any ESLBI Plan. Solely for purposes of this subparagraph (p), a stock option shall not be deemed to be a ESLBI Plan.

            (q) Any individual who performs, or has performed, services for ESLBI or any of its Subsidiaries or ERISA Affiliates and who is not, or has not been, treated as an employee of ESLBI or any Subsidiary or ERISA Affiliate for federal income tax purposes is not, and was not, an employee for such purposes.

            3.14. Material Contracts.

            (a) Except as set forth in Schedule 3.14, neither ESLBI nor any of its Subsidiaries is a party to, and is bound by, (i) any material agreement or contract or similar arrangement or commitment (any contract or commitment which could reasonably be expected to involve expenditures or receipt by ESLBI or any of its Subsidiaries in excess of $25,000 in the aggregate shall be deemed material for these purposes) whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business consistent with past practice of ES&L) or any agreement restricting the nature or geographic scope of its business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by ESLBI or any of its Subsidiaries or the guarantee by ESLBI of any of its Subsidiaries of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business consistent with past practice, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was a director or executive officer or to the employment, election, retention in office or severance of any present or former director or officer, (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral, or (v) any contract, arrangement or understanding concerning the ownership, transfer or voting of the ESLBI Common Stock, in each case whether written or oral.

            (b) Neither ESLBI nor any of its Subsidiaries is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument (any contract or commitment which could reasonably be expected to involve expenditures or receipt by ESLBI or any of its Subsidiaries in excess of $25,000 in the aggregate shall be deemed material for these purposes) whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

            3.15. Legal Proceedings. Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of ESLBI, threatened against ESLBI or any of its Subsidiaries or against any asset, interest or right of ESLBI or any of its Subsidiaries. There are no actual or, to the knowledge of ESLBI, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability or restrictions in connection therewith. There are no actions, suits or proceedings instituted, pending or, to the knowledge of ESLBI, threatened against any present or former director or officer of ESLBI or any of its Subsidiaries, that would reasonably be expected to give rise to a claim for indemnification.

            3.16. Compliance with Laws. ESLBI and each of its Subsidiaries is in compliance with all statutes and regulations applicable to the conduct of its business, and neither ESLBI nor any of its Subsidiaries has received notification from any agency or department of federal, state or local government
(i) asserting a violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) in any way restricting or limiting its operations. Neither ESLBI nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, or has received any communication contemplating any of the foregoing.

            3.17. Labor Matters. With respect to their employees, neither ESLBI nor its Subsidiaries is a party to any collective bargaining or other similar agreement with any labor organization, group or association or has engaged in any unfair labor practice. Since January 1, 2003, neither ESLBI nor its Subsidiaries has experienced any attempt by organized labor or its representatives to make ESLBI or any of its Subsidiaries conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of ESLBI or any of its Subsidiaries. To the knowledge of ESLBI, there is no unfair labor practice charge or other complaint by any employee or former employee of

ESLBI or any of its Subsidiaries against any of them pending before any court, arbitrator or governmental agency arising out of ESLBI's or such Subsidiary's activities or such employee's employment with ESLBI or such Subsidiary. There is no strike, work stoppage or labor disturbance pending or, to the knowledge of ESLBI, threatened against ESLBI or any of its Subsidiaries, and neither ESLBI nor any of its Subsidiaries has experienced any such strike, stoppage or disturbance since January 1, 2003.

            3.18. Brokers and Finders. Neither ESLBI nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has engaged any broker, finder or financial advisor or become obligated to or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for the firm of RP Financial, LC. to provide financial advice with respect to the transaction provided for in this Agreement. ESLBI has heretofore furnished to CBSI a complete and correct copy of all agreements between ESLBI or any of its Subsidiaries and RP Financial, LC., pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

            3.19. Insurance. Each of ESLBI and its Subsidiaries currently maintains insurance in amounts reasonably adequate for their operations. Neither ESLBI nor any of its Subsidiaries has received any notice of a material premium increase over current rates or cancellation with respect to any of their insurance policies or bonds, and within the last three years, neither ESLBI nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and neither ESLBI nor any of its Subsidiaries has any reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect. ESLBI has Previously Disclosed a list of all outstanding claims as of the date hereof by ESLBI or any of its Subsidiaries under any insurance policy. The deposits of ES&L are insured by the FDIC in accordance with the FDIA, and ES&L has paid all assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of ESLBI, threatened.

            3.20. Environmental Liability.

            (a) During the period that ESLBI or any of its Subsidiaries has owned, leased or operated any properties or facilities, neither it nor any other Person has disposed, released, or participated in or authorized the release or threatened release of Hazardous Materials on, from or under such properties or facilities. There is not now nor has there ever been any presence, disposal, release or threatened release of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to ESLBI having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U. S.C. Section 9601 et seq., as amended ("CERCLA").

            (b) The operations of ESLBI or any of its Subsidiaries, and properties that ESLBI or any of its Subsidiaries owns or leases, are in compliance with Environmental Law.

During the time that ESLBI or any of its Subsidiaries has owned or leased its properties and facilities, neither ESLBI or any of its Subsidiaries nor, to the best knowledge of ESLBI, any third party has used, generated, manufactured or stored on, under or about such properties or facilities or transported or arranged for disposal to or from such properties or facilities, any Hazardous Materials in violation of applicable Environmental Law.

            (c) During the time that ESLBI or any of its Subsidiaries has owned or leased its properties and facilities, there has been no litigation brought or, to the best knowledge ESLBI, threatened against ESLBI or any of its Subsidiaries by, or any settlement reached by ESLBI or any of its Subsidiaries with, any Person alleging the presence, disposal, release or threatened release of any Hazardous Materials, on from or under any of such properties or facilities.

            (d) There are no facts, circumstances or conditions relating to the properties and facilities owned or leased by ESLBI or any of its Subsidiaries known to ESLBI which are reasonably likely to give rise to a claim under any Environmental Law or to any material Environmental Costs and Liabilities.

            3.21. Administration of Trust Accounts. ESLBI and each of its Subsidiaries have properly administered all common trust funds and collective investment funds and all accounts for which each of them acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither ESLBI nor any of its Subsidiaries, nor any of their respective directors, officers or employees acting on behalf of ESLBI or any of its Subsidiaries, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account.

            3.22. Intellectual Property. Each of ESLBI and its Subsidiaries owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct their respective businesses and operations as presently conducted. The ownership, licensing or use of Intellectual Property by ESLBI or any of its Subsidiaries does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment. Except as Previously Disclosed, upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation and Continuing Bank will be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments.

            3.23. Certain Information. When the Proxy Statement (or any supplement or amendment thereto) is first mailed to the shareholders of ESLBI, and at all times subsequent thereto up to and including the time of the ESLBI Shareholders' Meeting, such Proxy Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by ESLBI relating to ESLBI or any of its Subsidiaries, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All information concerning ESLBI and its Subsidiaries and their respective directors, officers, and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Sections 5.2 or 5.3 of this Agreement shall be true, correct and complete.

            3.24. Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which ESLBI or any of its Subsidiaries is a party, whether entered into for ESLBI's own account, or for the account of one or more of such Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with parties reasonably believed to be financially responsible; and each of them constitutes the valid and legally binding obligation of ESLBI or such Subsidiary, enforceable in accordance with its terms (except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither ESLBI nor any of its Subsidiaries nor to ESLBI's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. ESLBI has previously made available to CBSI all of such agreements and arrangements that are in effect as of the date of this Agreement.

            3.25. Interested Party Transactions. Except as Previously Disclosed, no Related Party (as defined below) has been directly or indirectly a party to any contract or other arrangement (whether written or oral) with ESLBI or any of its Subsidiaries pertaining to deposits, loans, services (other than as an employee), products, goods or supplies, rental of real or personal property, or otherwise requiring payments, provided from or to ESLBI (collectively, the "Interested Party Transactions"). For purposes hereof, the term "Related Party" shall mean a 5%-or-greater shareholder of ESLBI, a director or officer of ESLBI or any of its Subsidiaries, or any member of such person's family or any corporation, partnership, limited liability company, other business entity or trust in which such person or any member of such person's family has greater than a ten percent (10%) interest, or of which such person or any member of such person's family is an officer, director, partner, member or trustee. Each Interested Party Transaction that is an arrangement to make a loan to the applicable Related Party, or is a deposit or other investment by the applicable Related Party, was an arms'-length transaction approved pursuant to the normal underwriting standards, and upon the normal commercial terms and conditions, that are applicable to ESLBI's unaffiliated customers.

            3.26. Takeover Statutes Not Applicable; No Rights Agreement. The Board of Directors of ESLBI has taken all actions (if applicable) so that the restrictions contained in Section 912 of the NYBCL applicable to a "business combination" (as defined therein) will not apply to the execution or delivery of this Agreement or any Transaction Document to which ESLBI is a party, or to the consummation of the Merger or the other transactions contemplated hereby or thereby. Except as set forth on Schedule 3.26, ESLBI has no shareholder rights agreement or plan or other similar plan, agreement or arrangement.

            3.27. Investment Securities. Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms'-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the ESLBI Financial Statements, and none of the material investments made by ESLBI or any of its Subsidiaries since December 31, 2005, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

            3.28. Capitalization. ESLBI and ES&L are "well capitalized" as such term is defined in the rules and regulations promulgated by the OTS and the FDIC.

            3.29. CRA, Anti-Money Laundering and Customer Information Security. Neither ESLBI nor ES&L is aware of, has been advised of, or has reason to believe that any facts or circumstances exist which would cause ES&L: (i) to be deemed not to be in satisfactory compliance in any material respect with the Community Reinvestment Act of 1977, as amended (the "CRA") and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than "satisfactory," or (ii) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended and its implementing regulations (31 CFR part 103), the USA Patriot Act of 2001, Public Law 107-56 (the "USA Patriot Act") and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the privacy of customer information requirements contained in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder as well as the provisions of the Information Security Program adopted by ES&L pursuant to 12 CFR Part 364. Furthermore, the Board of Directors of ES&L has adopted, and ES&L has implemented, an anti-money laundering program that meets the requirements in all material respects of Section 352 of the USA Patriot Act and the regulations thereunder.

            3.30. Agreements with and Examination by Banking Authorities. Neither ESLBI nor any of its Subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, is subject to any order or directive specifically naming or referring to ESLBI or any of its Subsidiaries by, has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of savings and loans or bank holding companies or engaged in the insurance of bank deposits which is currently in effect and restricts materially the conduct of its business, or in any manner relates to its capital adequacy, loan loss allowances or reserves, ability to perform its obligations hereunder, and neither ESLBI nor any of its Subsidiaries has received written notification from any such federal or state governmental entity that any such Person may be required to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease and desist order. Neither ESLBI nor any of its Subsidiaries has been informed by any bank regulator that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, commitment letter or similar submission. Neither ESLBI nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which ESLBI or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency. Except for normal periodic examinations (the "Bank Examinations") conducted by the Federal Reserve Board, the FDIC or the OTS in the regular course of the business of ESLBI and its Subsidiaries, since January 1, 2003, no bank regulator has initiated any proceeding or, to the best knowledge of ESLBI, investigation into the business or operations of the ESLBI or any of its Subsidiaries. ESLBI and its Subsidiaries have resolved any material violations, criticisms or exceptions by any bank regulator with respect to any Bank Examination.

            3.31. Ownership of CBSI Common Stock. Neither ESLBI nor any of its affiliates or associates beneficially owns in the aggregate three percent (3%) or more of the outstanding shares of CBSI Common Stock or, to the knowledge of ESLBI, has acquired shares of CBSI Common Stock which were at any time in the past two years beneficially owned by an "Interested Shareholder" (as defined below) if such acquisition occurred other than pursuant to a public offering within the meaning of the Securities Act, in each case such that ESLBI would be deemed an "Interested Shareholder" under CBSI's certificate of incorporation.

            3.32. Internal Controls. Neither ESLBI's nor any of its Subsidiaries' records, systems, controls data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under their exclusive ownership and direct control, except as would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the next sentence. ESLBI and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

            3.33. Liquidation Account. The initial amount of the liquidation account established by ES&L pursuant to the plan of conversion adopted by it in connection with its conversion from a mutual federal savings association to a stock federal savings association, was approximately $3,960,000 as of the effective date of such conversion.

            3.34. Disclosure. None of the representations and warranties of ESLBI contained in this Agreement or any of the Transaction Documents to which it is a party, taken as a whole, contains or will contain any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF CBSI AND MERGER SUB

            Except as Previously Disclosed, CBSI and Merger Sub hereby represent and warrant to ESLBI as follows:

            4.1. Organization, Standing and Authority of CBSI and Merger Sub. Each of CBSI and Merger Sub is a duly organized corporation or bank, validly existing and in good standing under the laws of its incorporation with full corporate power and authority to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as now conducted, except where the failure to be in good standing or to have such power or authority would not have a Material Adverse Effect on CBSI. CBSI is a registered bank holding company under the Bank Holding Company Act. CBSI is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification or licensing, except where failure to be so licensed or qualified would not have a Material Adverse Effect on CBSI.

            4.2. Authorized and Effective Agreement.

            (a) Each of CBSI and Merger Sub has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and each such Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CBSI and Merger Sub, as the case may be.

            (b) This Agreement and each Transaction Document to which CBSI or Merger Sub is a party have been duly executed and delivered by CBSI or Merger Sub, respectively, and assuming the accuracy of the representation contained in
Section 3.4(b) hereof, this Agreement and each Transaction Document to which CBSI or Merger Sub is a party constitutes the legal, valid and binding obligations of CBSI or Merger Sub, as the case may be, enforceable against such party in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (c) Neither the execution and delivery by CBSI or Merger Sub of this Agreement or any Transaction Document to which it is a party, nor consummation of the transactions contemplated hereby or thereby, nor compliance by CBSI or Merger Sub with any of the provisions hereof or thereof shall (i) , assuming the accuracy of the representation contained in Section 3.32 hereof, conflict with or result in a breach of any provision of the articles or certificate of incorporation or bylaws of CBSI or Merger Sub, (ii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of CBSI or Merger Sub pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which CBSI or Merger Sub is a party, or (iii) assuming the consents and approvals contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, conflict with or violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to CBSI or Merger Sub or their respective assets; except, in case of clauses (ii) and (iii) above, for any such breach, default, right, lien, charge, encumbrances, violation or conflict which, individually or in the aggregate, would not have a Material Adverse Effect on CBSI.

            (d) Other than as contemplated by Section 5.3 hereof and the consents and approvals which are Previously Disclosed, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by CBSI or Merger Sub on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, neither CBSI nor Merger Sub is aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

            4.3. Regulatory Filings. Each of CBSI and its Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on CBSI, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

            4.4. Legal Proceedings. Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of CBSI, threatened against CBSI or any of its Subsidiaries or against any asset, interest or right of CBSI or any of its Subsidiaries that, if decided against CBSI or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect on CBSI. There are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability or restrictions in connection therewith.

            4.5. Certain Information. When the Proxy Statement (or any supplement or amendment thereto) is first mailed to the shareholders of ESLBI, and at all times subsequent thereto up to and including the time of the ESLBI Shareholders' Meeting, such Proxy Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by CBSI and relating to CBSI or any of its Subsidiaries, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All information concerning CBSI and its directors, officers, and shareholders included (or submitted for inclusion) in any application and furnished by it pursuant to Sections 5.2 or 5.3 of this Agreement shall be true, correct and complete in all material respects.

            4.6. Financial Resources. CBSI has, or will have prior to the Effective Time, sufficient cash funds to pay the aggregate Merger Consideration and the other amounts required under Section 2.2.

            4.7. Compliance with Laws. CBSI and each of its Subsidiaries conducts its business in compliance with all statutes and regulations applicable to the conduct of its business, and neither CBSI nor any of its Subsidiaries has received notification from any agency or department of federal, state or local government (i) asserting a violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) in any way restricting or limiting its operations. Neither CBSI nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, or has received any communication contemplating any of the foregoing.

            4.8. CRA, Anti-Money Laundering and Customer Information Security. CBSI is not aware of, has been advised of, or has reason to believe that any facts or circumstances exist which would cause CBSI: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than "satisfactory," or (ii) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended and its implementing regulations (31 CFR part 103), the USA Patriot Act and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the privacy of customer information requirements contained in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the Board of Directors of CBSI has adopted, and CBSI has implemented, an anti-money laundering program that meets the requirements in all material respects of Section 352 of the USA Patriot Act and the regulations thereunder.

                                    ARTICLE V

                                    COVENANTS

            5.1. ESLBI Shareholders' Meeting. ESLBI shall call and give notice of the ESLBI Shareholders' Meeting as promptly as practicable, but in no event later than five (5) days following the date on which the condition set forth in
Section 6.1(b) (other than with respect to any regulatory notices and filings which are to be given or made on or after the Closing Date) is first satisfied, for the purpose of voting upon the approval of this Agreement, and ESLBI shall use all reasonable efforts to hold the ESLBI Shareholders' Meeting as soon as practicable thereafter, subject to the applicable notice requirements under the NYBCL. Subject to the fiduciary duties of the Board of Directors of ESLBI, as determined after consultation with outside counsel and financial advisors, (i) the Board of Directors of ESLBI shall recommend that the shareholders vote in favor of the approval of this Agreement, and (ii) ESLBI shall solicit from its shareholders proxies in favor of approval of this Agreement and shall take all other action necessary or desirable to secure the vote of shareholders to obtain such approval. Notwithstanding any withdrawal, modification or change in any recommendation of the Board of Directors of ESLBI, to the fullest extent permitted by law, ESLBI agrees to hold the ESLBI Shareholders' Meeting within the time period specified above unless this Agreement is terminated in accordance with its terms.

            5.2. ESLBI Proxy Statement. As promptly as practicable after the date hereof, ESLBI shall prepare, and CBSI shall cooperate in the preparation of, the Proxy Statement to be mailed to the shareholders of ESLBI in connection with obtaining their approval of this Agreement. ESLBI shall provide CBSI and its counsel a reasonable opportunity for review and comment on the Proxy Statement.

            5.3. Applications. As promptly as practicable after the date hereof, and after a reasonable opportunity for review by the other party and its counsel, CBSI, Merger Sub and ESLBI shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein to the OCC, the OTS and the Federal Reserve Board, and each of the parties hereto shall, and shall cause its Subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body, the approval of which is required or desirable for consummation of the Merger, the Short-Form Merger or the Bank Merger. ESLBI, on one hand, and CBSI and Merger Sub, on the other hand, each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and Subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects. Each party agrees to consult with the other parties with respect to obtaining all necessary approvals and consents and each will keep the other apprised of the status of matters relating to such approvals and consents.

            5.4. Best Efforts.

            (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use reasonable best efforts in good faith to (i) furnish such information as may be required or desirable in connection with the preparation of the documents referred to in Sections 5.2 and 5.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger, the Short-Form Merger and the Bank Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of Person whose consent or approval is required for consummation of the transactions contemplated hereby, provided that ESLBI shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of CBSI, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third party, any action that would substantially impair the prospects of completing the Merger, the Short-Form Merger or the Bank Merger pursuant to this Agreement, or that would materially delay such completion.

            (b) Each party hereto shall give prompt notice to the other party of
(i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in Section 6.2(a) or 6.3(a), as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date, and (ii) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable best efforts in good faith to remedy such failure.

            (c) From the date of this Agreement through the Effective Time, to the extent permitted by law, ESLBI shall cause ES&L to provide such assistance to Community Bank as reasonably necessary for Community Bank to prepare for the conversion and transfer in connection with the Bank Merger all information concerning the loans, deposits and other assets and liabilities of ES&L into Community Bank's own data processing system, with a view to facilitating the integration of Community Bank's and ES&L's systems and otherwise combining Community Bank's and ES&L's operations upon consummation of the Bank Merger. Such assistance shall include providing Community Bank with computer file instructions with respect to the information in its data processing system regarding the assets and liabilities of ES&L, together with operational procedures designed to implement the transfer of such information to Community Bank, provided that the confidentiality of customer information shall be preserved and no such information shall be transferred until the Effective Time. After execution of this Agreement, ES&L and Community Bank shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters.

            (d) Each party shall provide, and shall request its auditors to provide, the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for disclosure purposes under the Securities Laws.

            5.5. Investigation and Confidentiality. Each of the parties hereto will keep the other advised of all material developments relevant to its and its Subsidiaries' businesses and to consummation of the transactions contemplated herein. Each of the parties hereto may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein, provided, however, that such investigation shall be reasonably related to such transactions and the party conducting such investigation shall use its reasonable best efforts to minimize any disruptions to the operations of the other party. Each of the parties hereto agrees to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 5.5 or otherwise shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to this Agreement in confidence and in accordance with the confidentiality agreement dated January 6, 2006, between ESLBI and CBSI (the "Confidentiality Agreement").

            5.6. Press Releases and Other Public Disclosures. ESLBI and CBSI shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult and agree with each other as to the form and substance of other public disclosures related thereto, including without limitation, any communications with securities market professionals and investors, provided, however, that nothing contained herein shall prohibit any party, following notification to the other party, from making any disclosure which is required by applicable law or NYSE rules.

            5.7.  Actions Pending the Merger.

            (a) Prior to the Closing Date, and except as otherwise provided for by this Agreement or consented to or approved in writing by the other party hereto, each of CBSI and ESLBI shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and other persons.

            (b) Except with the prior written consent of CBSI (which consent will not be unreasonably withheld) or as expressly permitted by this Agreement, ESLBI shall not, and shall not permit any of its Subsidiaries to:

                  (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or incur an obligation in excess of $25,000 in the aggregate or which requires performance over more than one year (other than loans and investments booked in the usual, regular and ordinary course of business);

                  (2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or earnings other than its regular quarterly cash dividends on ESLBI Common Stock in amounts not in excess of $0.35 per share;

                  (3) issue any shares of its capital stock or permit any treasury shares to become outstanding, other than pursuant to the exercise of Stock Options which are outstanding on the date hereof; redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

                  (4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

                  (5) issue, grant or authorize any Rights (or amend or modify the terms or exercisability of any outstanding Rights) or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

                  (6) amend or otherwise change its certificate of incorporation or articles of association or bylaws; impose, or suffer the imposition, on any share of capital stock of ESLBI of any lien, charge or encumbrance;

                  (7) merge or consolidate with, or acquire control over, any Person or create any Subsidiary;

                  (8) waive or release any material right or cancel or compromise any material debt or claim other than in the ordinary course of business consistent with past practice with prior notice to CBSI;

                  (9) sell, liquidate, pledge or encumber or dispose of, or acquire any, assets with a value in excess of $25,000 (other than assets acquired in foreclosure, in lieu of foreclosure or other legal proceedings relating to collateral for loans in each case in the ordinary course of business consistent with past practice); make any capital expenditure in excess of $25,000 in the aggregate; or establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

                  (10) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any additional employee benefit or incentive (including without limitation, any "change of control" or severance payment) to, any of its directors, officers or employees except as required by law or contractual obligation in effect as of the date hereof; or become party to, adopt, terminate, amend, or commit itself to, any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement, other than in the ordinary course of business consistent with past practice or except as required by existing plans or agreements; or accelerate the vesting of any deferred compensation;

                  (11) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law, or as required by the OTS;

                  (12) engage or enter into any new Interested Party Transactions, or modify, extend or renew any existing Interested Party Transactions;

                  (13) change its methods of accounting in effect at June 30, 2005, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income tax returns for the fiscal year ended June 30, 2005, except as required by applicable law;

                  (14) take any action that would result in any of its representations or warranties in this Agreement being or becoming untrue in any material respects at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied, except as may be required by law; or

                  (15) agree to do any of the foregoing or take any other action which would in any manner interfere with, impede, delay, or make more costly the consummation of the transactions contemplated hereby.

            (c) CBSI shall not, except with the prior written consent of ESLBI (which consent shall not unreasonably be withheld) or as expressly permitted by this Agreement, carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; provided, however, that nothing herein shall be construed to prevent CBSI from acquiring or agreeing to acquire any Person, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, such Person or taking actions reasonably related thereto, so long as such transaction would not materially delay or prevent the consummation of the transactions contemplated by this Agreement.

            5.8. Certain Policies. Prior to the Effective Time, but only after the satisfaction of the condition set forth in Section 6.1(b) hereof (other than with respect to any regulatory notices and filings which are to be given or made on or after the Closing Date) and the receipt of the shareholder approval contemplated by Section 5.1 hereof, (i) ESLBI shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and CBSI, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of CBSI, and (ii) ESLBI and CBSI shall review the adequacy of reserves for loan losses currently established by ESLBI and, if deemed warranted by both parties under generally accepted accounting principles, ESLBI shall make mutually acceptable changes to such reserves. ESLBI shall cooperate with CBSI in planned actions discussed as part of the due diligence process which are designed to improve the short and long-term profitability of ESLBI and eliminate or reduce any potential earnings per share dilution of CBSI upon consummation of the Merger, including but not limited to those actions set forth on Schedule 5.8 hereto.

            5.9. Closing. The transactions contemplated by this Agreement shall be consummated at a closing to be held at the offices of the law firm of Bond, Schoeneck & King, PLLC, One Lincoln Center, Syracuse, New York on the first business day, or other mutually agreeable time, following satisfaction or waiver of the conditions to consummation of the Merger set forth in Article VI hereof.

            5.10. Employee Benefits; ESOP; Indemnification.

            (a) The current employees of ESLBI or any of its Subsidiaries who continue as employees of CBSI or its Subsidiaries after the Effective Time shall be given credit for past service with ESLBI for purposes of determining eligibility for and vesting of employee benefits (but not for pension benefit accrual purposes) under all welfare and retirement programs maintained by CBSI or its Subsidiaries (collectively, the "CBSI Plans") in which such employees participate following the Merger. In the event that the employment of any current employee of ESLBI or any of its Subsidiaries shall be terminated without cause after the Effective Time, such employees shall be entitled to receive benefits under CBSI's severance plan (without duplication, however, with any payment under any severance or separation plan or program maintained by ESLBI or any of its Subsidiaries) in accordance with its terms.

            (b) Prior to the Effective Time, ESLBI shall take all actions that may be requested by CBSI in writing upon advance notice of not less than 30 days with respect to (i) causing one or more ESLBI Plans to terminate as of the Effective Time or for benefit accrual and entitlements to cease as of the Effective Time, (ii) causing the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any ESLBI Plan for such period as may be requested by CBSI, or (iii) cooperating with CBSI to facilitate the merger of any ESLBI Plan into any CBSI Plan as of or following the Effective Time. To the extent required, ESLBI shall amend its Stock Option Plan to permit the cancellation of the Stock Options against a payment therefor pursuant to Section 2.2(b) hereof. Each ESLBI Plan that is not terminated or amended pursuant to clause (i) above, or merged into a CBSI Plan pursuant to clause (iii) above, shall be assumed by CBSI to the extent permitted by the terms of the ESLBI Plan; provided that, to the extent necessary, each ESLBI Plan shall be amended, effective prior to the Effective Time, to provide that ESLBI and its successors shall have the right to amend and/or terminate each such plan at any time, including any time on or after the Effective Time.

            (c) ESLBI shall cause the ESOP to be terminated prior to the Effective Time. In furtherance of the foregoing, prior to the Effective Time, ESLBI shall take all such action as is necessary or reasonably appropriate to terminate the ESOP, including without limitation, applying to the IRS for a favorable determination that the termination of the ESOP does not adversely affect the tax-qualified status of the ESOP. As of the Effective Time, all shares of ESLBI Common Stock held by the ESOP shall be converted into the right to receive the Merger Consideration in accordance with Article II. Notwithstanding anything in this Section 5.10(c) to the contrary, distributions may be made from the ESOP to terminated employees of ESLBI or any of its Subsidiaries as soon as administratively practicable after the determination of final allocations and the receipt of a determination letter from the IRS, unless CBSI determines that it is appropriate to make earlier distributions.

            (d) (1) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person (the "Indemnified Party") who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of ESLBI is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of ESLBI or any of its Subsidiaries, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. For a period of six years after the Effective Time, CBSI shall indemnify and hold harmless, to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by the DGCL upon receipt of any undertaking required by the DGCL), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with CBSI; provided, however, that (1) CBSI shall have the right to assume the defense thereof and upon such assumption CBSI shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if CBSI elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between CBSI and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after notification, and CBSI shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) CBSI shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) CBSI shall not be liable for any settlement effected without its prior written consent, and (4) CBSI shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 5.11(d), upon becoming aware of any such claim, action, suit, proceeding or investigation, shall promptly notify CBSI thereof, provided that the failure of any Indemnified Party to so notify CBSI shall relieve it of its obligations to indemnify hereunder to the extent that such failure materially prejudices CBSI.

                  (2) CBSI agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of ESLBI and any of its Subsidiaries as provided in their respective certificates of incorporation, bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger, and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Time.

                  (3) CBSI will use its reasonable best efforts directly or indirectly to cause the persons who served as directors or officers of ESLBI on or before the Effective Time to be covered by ESLBI's existing directors' and officers' liability insurance policy (provided that CBSI may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Time. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six years after the Effective Time; provided, however, that in no event shall CBSI be required to expend annually more than 200% of the current amount (the "Maximum Amount") expended by ESLBI per year to maintain or procure insurance coverage pursuant hereto, and if such coverage cannot be maintained or procured for the Maximum Amount, then CBSI is only required to procure or maintain such coverage, if any, that can be purchased with the Maximum Amount. ESLBI agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at CBSI's request.

            5.11. Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or any of the Transaction Documents to be subject to the requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) all such transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. For purposes of this Section, "Takeover Law" shall mean any legal requirement related to mergers, business combinations, sale of control, affiliate transactions, or antitrust laws or regulations which is applicable to the transactions contemplated by this Agreement.

            5.12. No Solicitation.

            (a) Subject to Section 5.13(b) hereof, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither ESLBI nor any Person acting on behalf of ESLBI shall, directly or indirectly, (a) solicit, initiate or respond to discussions or engage in negotiations with any Person (whether such negotiations are initiated by ESLBI or otherwise) or take any other action intended or designed to facilitate the efforts of any Person, other than CBSI, relating to the possible acquisition, recapitalization or other business combination involving ESLBI or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as "Takeover Proposal"), (b) provide non-public information with respect to ESLBI or any of its Subsidiaries to any Person, other than CBSI and its professional advisors or ESLBI's professional advisors, or (c) enter into an agreement, or a letter of intent or term sheet, with any Person, other than CBSI, providing for a possible Takeover Proposal. If ESLBI receives any offer or proposal relating to a Takeover Proposal, ESLBI shall immediately notify CBSI thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be.

            (b)   (i) Notwithstanding anything to the contrary contained in
Section 5.13(a), prior to the Closing or the termination of this Agreement in accordance with its terms, ESLBI may, to the extent the Board of Directors of ESLBI determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties require it to do so, participate in discussions or negotiations with, and, subject to the requirements of Section 5.13(c), furnish non-public information, and afford access to the properties, books or records of ESLBI or any of its Subsidiaries to any Person after such Person has delivered to ESLBI in writing, an unsolicited bona fide Takeover Proposal with respect to ESLBI or any of its Subsidiaries (which has not been withdrawn) which the Board of Directors of ESLBI in its good faith judgment determines, after reasonable inquiry and consultation with its financial advisor
(i) would be reasonably likely to result in a transaction more favorable than that contemplated by this Agreement to the shareholders of ESLBI (which judgment must be reasonable), and (ii) that the Person making such Takeover Proposal is financially capable of consummating such Takeover Proposal or that the financing necessary to consummate such Takeover Proposal, to the extent required, is then committed or is capable of being obtained by such Person (a "Superior Proposal"). In addition, notwithstanding the provisions of Section 5.13(a) above, in connection with a submitted, written bona fide Takeover Proposal or potential Takeover Proposal, ESLBI shall refer any third party to this Section
5.13 or make a copy of this Section 5.13 available to such third party.

                  (ii) In the event ESLBI or any of its Subsidiaries receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section 5.13(b)) will prevent the Board of Directors of ESLBI from recommending such Superior Proposal to the shareholders of ESLBI, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties; in such case, the Board of Directors of ESLBI may withdraw, modify or refrain from making its recommendations set forth in the relevant sections in this Agreement; provided, however, that ESLBI shall (A) provide CBSI at least 48 hours prior notice of any meeting of the Board of Directors of ESLBI at which such Board of Directors is reasonably expected to consider a Superior Proposal, (B) not recommend to its shareholders a Superior Proposal for a period of not less than the greater of two full business days and 48 hours after CBSI's receipt of a copy of such Superior Proposal and the identity of the third party, and (C) not enter into a definitive agreement relating to such Superior Proposal unless CBSI fails to match the terms of the Super Proposal within the greater of two full business days and 48 hours after CBSI's receipt of a copy of such Superior Proposal and the identity of the third party; and provided, further, that unless this Agreement is terminated pursuant to Article VII, nothing contained in this
Section 5.13(b) shall limit ESLBI's obligation to hold and convene a special meeting of its shareholders (regardless of whether the recommendation of the Board of Directors of ESLBI shall have been withdrawn, modified or not yet made) or to provide the shareholders of ESLBI with material information relating to such meeting.

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

            (c) Notwithstanding anything to the contrary herein, neither ESLBI nor any of its Subsidiaries shall provide any non-public information to a third party unless: (x) ESLBI provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information at least as restrictive as such terms in the confidentiality agreement heretofore entered into by the parties hereto; and (y) such non-public information has been previously delivered or made available to CBSI.

            5.13. Shareholder Rights Plan. As soon as reasonably practicable following the date hereof, but in any event no later than the Closing Date, ESLBI will take, and cause to be taken, all actions so that (i) neither CBSI nor Merger Sub shall be an "Acquiring Person" or "Adverse Person" under the Rights Agreement, and (ii) the execution of this Agreement by CBSI or Merger Sub and the consummation of the transactions contemplated hereby, including the Merger, will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered. ESLBI shall not redeem the Rights or amend or modify (including by delay of the "Distribution Date" thereunder) the Rights Agreement, other than to render the Rights inapplicable to the Merger or any action contemplated by this Agreement, or terminate the Rights Agreement prior to the earlier of the Effective Time or the termination of this Agreement unless, and only to the extent that, it is required to do so by order of a court of competent jurisdiction or in connection with the entry by ESLBI into a definitive binding agreement with respect to a Superior Proposal pursuant to and in compliance with
Section 5.12. Solely for the purposes of this Section 5.13, the term "Rights" shall have the meaning ascribed to such term in the Rights Agreement.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

            6.1. Conditions Precedent to Obligations of CBSI and ESLBI. The respective obligations of the parties to effect the Merger and to consummate the other transactions contemplated by this Agreement and the Transaction Documents shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

            (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents (including, without limitation, the Bank Merger) and consummation of the transactions contemplated hereby and thereby, including without limitation the shareholder approval contemplated by Section 5.1 hereof, shall have been duly and validly taken;

            (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents (including, without limitation, the Bank Merger), all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied;

            (c) There shall not have been instituted, pending or threatened in writing any action or proceeding by any governmental authority or administrative agency or in a court of competent jurisdiction, nor shall there be in any effect any judgment, order, decree or injunction of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint, preventing or seeking to prevent the consummation of the transactions contemplated by this Agreement;

            (d) William A. McKenzie, President and Chief Executive Officer of ESLBI, and CBSI (and/or Community Bank) shall have entered into an Employment Agreement, substantially in the form attached hereto as Exhibit C (the "Employment Agreement"); and

            (e) J. Michael Ervin, Treasurer and Chief Operating Officer of ESLBI, and CBSI (and/or Community Bank) shall have entered into a Consulting Agreement, substantially in the form attached hereto as Exhibit D (the "Consulting Agreement").

            6.2. Conditions Precedent to Obligations of ESLBI. The obligations of ESLBI to effect the Merger and to consummate the other transactions contemplated by this Agreement and the Transaction Documents shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by ESLBI pursuant to Section 7.5 hereof:

            (a) The representations and warranties of CBSI and Merger Sub set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except as otherwise contemplated by this Agreement or consented to in writing by ESLBI; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) is satisfied, no effect shall be given to any qualifications or exceptions in any such representation or warranty relating to materiality or Material Adverse Effect, but (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a material adverse effect on CBSI and Merger Sub's ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

            (b) CBSI and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

            (c) Each of CBSI and Merger Sub shall have delivered to ESLBI a certificate, dated the Closing Date and signed by its President and Chief Executive Officer, to the effect that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied; and

            (d) ESLBI shall have received a written certification signed by an authorized officer of the Exchange Agent confirming that the Exchange Agent holds in its possession cash or other immediately available funds sufficient to satisfy the requisite payment of the aggregate Merger Consideration under this Agreement.

            6.3.  Conditions Precedent to Obligations of CBSI and Merger Sub.

            The obligations of CBSI and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement and the Transaction Documents shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date, unless waived by CBSI pursuant to Section 7.5 hereof:

            (a)   The representations and warranties of ESLBI set forth in
Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except as otherwise contemplated by this Agreement or consented to in writing by CBSI; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) is satisfied, no effect shall be given to any qualifications or exceptions in any such representation or warranty relating to materiality or Material Adverse Effect but (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on ESLBI;

            (b) ESLBI shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

            (c) ESLBI shall have delivered to CBSI a certificate, dated the Closing Date and signed by its President and Chief Executive Officer, to the effect that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied;

            (d) Dissenters' rights shall not have been exercised with respect to more than eight percent (8%) of the outstanding shares of ESLBI Common Stock; and

            (e) To the extent that any material, lease, license, loan, financing agreement or other contract or agreement to which ESLBI or any of its Subsidiaries is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained.

                                   ARTICLE VII

                        TERMINATION, WAIVER AND AMENDMENT

            7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, either before or after approval by the shareholders of ESLBI:

            (a) by the mutual written consent duly authorized by the respective Boards of Directors of the parties hereto;

            (b) by CBSI in writing, if ESLBI has, or by ESLBI in writing, if CBSI has, breached (i) any covenant or agreement contained herein or (ii) any representation or warranty contained herein, and in either case if (x) to the extent that such breach is curable, such breach has not been cured within 30 days after the date on which written notice thereof is given to the breaching party and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI hereof;

            (c) by any party hereto in writing, if the applications for prior approval referred to in Section 5.3 hereof have been finally denied, and the time period for appeals and requests for reconsideration has expired, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger, the Short-Form Merger or the Bank Merger;

            (d) by any party hereto in writing, if the shareholders of ESLBI do not approve this Agreement and the transactions contemplated hereby at the annual or special meeting duly called for that purpose;

            (e) by any party hereto in writing, if the Merger shall not have been consummated by the close of business on November 15, 2006, unless the failure to so consummate by such date shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein;

            (f) by CBSI, if (i) the Board of Directors of ESLBI shall withdraw, modify or change its approval or recommendation of this Agreement or the transactions contemplated thereby in a manner adverse to CBSI, or ESLBI shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the approval of this Agreement or the transactions contemplated thereby; (ii) following its receipt of a Takeover Proposal or the public announcement of a Takeover Proposal, ESLBI shall fail to timely comply with the covenants contained in Section 5.1; (iii) the Board of Directors of ESLBI shall have recommended to the shareholders of ESLBI a Superior Proposal, or ESLBI shall have executed a letter of intent, a definitive agreement or similar document with respect to a Superior Proposal; (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of ESLBI Common Stock is commenced and ESLBI shall not have sent to its shareholders, within 10 business days after the commencement of such tender or exchange offer, a statement that the Board of Directors of ESLBI recommends rejection of such tender or exchange offer; (v) a Takeover Proposal (other than a tender or exchange offer covered by clause (iv) of this Section 7.1(f)) with respect to ESLBI is publicly announced and, upon CBSI's request, ESLBI fails to issue a press release announcing its opposition to such Takeover Proposal within three
(3) business days after such request; or (vi) the Board of Directors of ESLBI shall have resolved to take any action described in clauses (i) and (iii) of this Section 7.1(f); or

            (g) by ESLBI, if the Board of Directors of ESLBI shall have recommended to the shareholders of ESLBI a Superior Proposal, or ESLBI shall have executed a letter of intent, a definitive agreement or similar document with respect to a Superior Proposal, in each case in accordance with Section 5.13, provided that ESLBI has complied with all provisions thereof.

            7.2. Effect of Termination. In the event this Agreement and is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality and break-up fees and expenses set forth in Sections 5.5 and 7.3 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1 shall not relieve the breaching party from liability for any willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

            7.3.  Fees and Expenses.

            (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not such transactions are consummated.

            (b) In the event that this Agreement is terminated (i) by CBSI pursuant to Section 7.1(b) (but only in the event of a willful or knowing breach of a representation, warranty or covenant of ESLBI) or Section 7.1(f), (ii) by ESLBI pursuant to Section 7.1(g), or (iii) by either party pursuant to Section 7.1(d) or (e) after a Takeover Proposal from a third party is received by ESLBI or made public (unless CBSI is then in breach of its representations, warranties or covenants contained in this Agreement such that conditions set forth in
Section 6.2(a) or (b) would not be satisfied, and ESLBI shall have duly given written notice to that effect prior to such termination), then in each case (without duplication) ESLBI shall pay in immediately available funds to an account designated by CBSI, no later than three (3) business days after the date of such termination, all out-of-pocket costs and expenses (including limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses) actually incurred by CBSI and its Subsidiaries in connection with the transactions contemplated by this Agreement, such costs and expenses not to exceed FIFTY THOUSAND DOLLARS ($50,000) in the aggregate. In addition, in such event, if (x) ESLBI or any of its Subsidiaries shall have consummated a transaction with a third party with respect to a Takeover Proposal within one year of the termination of this Agreement, or (y) within such one-year period, any third party Person consummates a tender or exchange offer for 25% or more of the outstanding ESLBI Common Stock, then ESLBI shall pay in immediately available funds to an account designated by CBSI, no later than three (3) business days after the date of the applicable triggering event, a fee equal to ONE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($1,750,000), as liquidated damages and not as a penalty.

            7.4. Survival of Representations, Warranties and Covenants. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to survive or be performed after the Effective Time; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive CBSI, Merger Sub or ESLBI (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any Person, including, without limitation, any shareholder or former shareholder of either CBSI, Merger Sub or ESLBI, the aforesaid representations, warranties and covenants being material inducements to the consummation by CBSI, Merger Sub and ESLBI of the transactions contemplated herein.

            7.5. Waiver. Except where not permitted by law, CBSI, Merger Sub or ESLBI, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of ESLBI) extend the time for the performance of any of the obligations or other acts of the other party, and may waive (i) any inaccuracies of such other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of such other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by such other party of any of its obligations set out herein or therein. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

            7.6. Amendment or Supplement. This Agreement may be amended or supplemented at any time prior to the Effective Time only by mutual agreement of the parties hereto evidenced by a written instrument signed by such parties; provided, however, that, after approval of this Agreement by the shareholders of ESLBI, no amendment may be made which by law requires further approval by such shareholders without obtaining such further approval.

                                  ARTICLE VIII

                                  MISCELLANEOUS

            8.1. Entire Agreement. This Agreement and the Transaction Documents contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

            8.2. No Assignment. No party hereto may assign any of its rights or obligations under this Agreement to any other Person.

            8.3. Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, CBSI may, with the written consent of ESLBI, which consent shall not be unreasonably withheld or delayed, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of ESLBI set forth herein, provided, that (i) the consideration to be paid to the holders of the ESLBI Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (ii) such modification will not materially delay or jeopardize the consummation of the transactions contemplated by the Agreement.

            8.4. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

      If to ESLBI:
            ES&L Bancorp, Inc.
            300 West Water Street
            Elmira, New York 14902
            Telecopy: (607) 733-5565
            Attention:  President and Chief Executive Officer

      With a required copy (which shall not constitute notice hereunder) to:
            Muldoon Murphy & Aguggia LLP
            5101 Wisconsin Avenue, N.W.
            Washington, District of Columbia 20016
            Telecopy: (202) 966-9409
            Attention: Gary R. Bronstein, Esq.

      If to CBSI:
            Community Bank System, Inc.
            5790 Widewaters Parkway
            DeWitt, New York 13214
            Telecopy: (315) 445-2997
            Attention: President and Chief Executive Officer

      With a required copy (which shall not constitute notice hereunder)to:
            Bond, Schoeneck & King, PLLC
            One Lincoln Center
            Syracuse, New York 13210
            Telecopy: (315) 218-8100
            Attention: George J. Getman, Esq.

            8.5. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

            8.6. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

            8.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

            IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

                                   COMMUNITY BANK SYSTEM, INC.

                                   By: /s/ Mark E. Tryniski
                                       ----------------------------------------
                                   Name: Mark E. Tryniski
                                   Title: Executive Vice President and Chief
                                          Operating Officer

                                   ESL ACQUISITION CORP.

                                   By: /s/ Mark E. Tryniski
                                       ----------------------------------------
                                   Name: Mark E. Tryniski
                                   Title: President

                                   ES&L BANCORP, INC.

                                   By: /s/ William A. McKenzie
                                       ----------------------------------------
                                   Name: William A. McKenzie
                                   Title: President and Chief Executive Officer

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS.........................................................................    2

ARTICLE II THE MERGER.........................................................................    7

      2.1.      The Merger....................................................................    7
      2.2.      Merger Consideration..........................................................    8
      2.3.      Effect of Merger..............................................................    9
      2.4.      Dissenting Shares.............................................................    9
      2.5.      Procedure to Exchange Shares..................................................   10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ESLBI...........................................   11

      3.1.      Capital Structure of ESLBI....................................................   11
      3.2.      Organization, Standing and Authority of ESLBI.................................   12
      3.3.      Ownership of ESLBI Subsidiaries; Capital Structure of ESLBI Subsidiaries......   12
      3.4.      Authorized and Effective Agreement............................................   12
      3.5.      Regulatory Filings............................................................   13
      3.6.      Financial Statements; Books and Records; Minute Books.........................   13
      3.7.      Material Adverse Change.......................................................   14
      3.8.      Absence of Undisclosed Liabilities............................................   14
      3.9.      Absence of Certain Changes....................................................   14
      3.10.     Properties....................................................................   15
      3.11.     Loans.........................................................................   16
      3.12.     Tax Matters...................................................................   16
      3.13.     ..............................................................................   16
      3.13.     Employee Benefit Plans........................................................   17
      3.14.     Material Contracts............................................................   20
      3.15.     Legal Proceedings.............................................................   21
      3.16.     Compliance with Laws..........................................................   21
      3.17.     Labor Matters.................................................................   21
      3.18.     Brokers and Finders...........................................................   22
      3.19.     Insurance.....................................................................   22
      3.20.     Environmental Liability.......................................................   22
      3.21.     Administration of Trust Accounts..............................................   23
      3.22.     Intellectual Property.........................................................   23
      3.23.     Certain Information...........................................................   23
      3.24.     Risk Management Instruments...................................................   24
      3.25.     Interested Party Transactions.................................................   24
      3.26.     Takeover Statutes Not Applicable; No Rights Agreement.........................   24
      3.27.     Investment Securities.........................................................   25
      3.28.     Capitalization................................................................   25
      3.29.     CRA, Anti-Money Laundering and Customer Information Security..................   25
      3.30.     Agreements with and Examination by Banking Authorities........................   25

      3.31.     Ownership of CBSI Common Stock............................................       26
      3.32.     Internal Controls.........................................................       26
      3.33.     Liquidation Account.......................................................       26
      3.34.     Disclosure................................................................       26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CBSI AND MERGER SUB..........................       27

      4.1.      Organization, Standing and Authority of CBSI and Merger Sub...............       27
      4.2.      Authorized and Effective Agreement........................................       27
      4.3.      Regulatory Filings........................................................       28
      4.4.      Legal Proceedings.........................................................       28
      4.5.      Certain Information.......................................................       28
      4.6.      Financial Resources.......................................................       29
      4.7.      Compliance with Laws......................................................       29
      4.8.      CRA, Anti-Money Laundering and Customer Information Security..............       29

ARTICLE V COVENANTS.......................................................................       29

      5.1.      ESLBI Shareholders' Meeting...............................................       29
      5.2.      ESLBI Proxy Statement.....................................................       30
      5.3.      Applications..............................................................       30
      5.4.      Best Efforts..............................................................       30
      5.5.      Investigation and Confidentiality.........................................       31
      5.6.      Press Releases and Other Public Disclosures...............................       32
      5.7.      Actions Pending the Merger................................................       32
      5.8.      Certain Policies..........................................................       34
      5.9.      Closing...................................................................       34
      5.10.     Employee Benefits; ESOP; Indemnification..................................       35
      5.11.     Takeover Laws.............................................................       37
      5.12.     No Solicitation...........................................................       37
      5.13.     Shareholder Rights Plan...................................................       39

ARTICLE VI CONDITIONS PRECEDENT...........................................................       39

      6.1.      Conditions Precedent to Obligations of CBSI and ESLBI.....................       39
      6.2.      Conditions Precedent to Obligations of ESLBI..............................       40
      6.3.      Conditions Precedent to Obligations of CBSI and Merger Sub................       41

ARTICLE VII TERMINATION, WAIVER AND AMENDMENT.............................................       41

      7.1.      Termination...............................................................       41
      7.2.      Effect of Termination.....................................................       43
      7.3.      Fees and Expenses.........................................................       43
      7.4.      Survival of Representations, Warranties and Covenants.....................       43
      7.5.      Waiver....................................................................       44
      7.6.      Amendment or Supplement...................................................       44

ARTICLE VIII MISCELLANEOUS...............................................................        44

      8.1.      Entire Agreement.........................................................        44
      8.2.      No Assignment............................................................        44
      8.3.      Alternative Structure....................................................        44
      8.4.      Notices..................................................................        45
      8.5.      Captions.................................................................        45
      8.6.      Counterparts.............................................................        46
      8.7.      Governing Law............................................................        46